Lease Agreement

Party A: Liuzhou Zhongye Machine Production Co., Ltd.
Party B: Shenzhen ORB-FT New Materials Co., Ltd.

Party A and Party B enter into this agreement through friendly consultation in regards to the lease of workshop (herein refers to lease item) and agree as following:

1.
Size of workshop and lease term

Party A shall lease its machine workshop to Party B. The total area of the workshop is 360㎡ and the lease term is from February 1st, 2011 to January 31st, 2012. This agreement is renewal every year and Party B has the priority to extend the agreement if there is no specific circumstance.

Party B may utilize area of front, back and left place to the door of the workshop for free. The right place of the workshop must be tidy and clean of garbage. Party A shall remove all the items inside the workshop upon executive of this agreement.

2.	Regulations on usage and administration of the workshop:

a.	The workshop can be used as warehouse or processing workshop by Party B and the activities carried on must be legal.

b.	Party A lease the workshop to Party B in condition as it is. During the lease term, the expenses arisen from maintenance and repair of the warehouse shall be undertaken by Party B.

c.	Party B is forbidden to change the structure of the lease item. If it is necessary to change, Party B must receive written consent from Party A in advance.

d.
Party A shall maintain the regular operation of warehouse and is responsible for the maintenance of environment and hygiene inside and outside of the lease item, guard against thief, fire and moisture.

e.	As this agreement is signed, Party A shall arrange water and electricity for the workshop and install electricity meter and water meter. Inside of lease item is arranged as Party A think necessary.

f.	The loss from transmission of electricity is shared by both parties according to the proportion of electricity actually used by each party.

g.
Party B is entitled to use the Party A’s washroom, which is 100 meters distance from the workshop. Party B shall not construct washroom. The water expenses shall be shared by both parties through friendly negotiation.

3.	Lease item, rental and method of payment

a.	Rental for warehouse: RMB9.9/㎡, which means totally RMB3564 per month.

b.	Party B gives RMB2000 to Party A as security deposit for use of warehouse when this agreement is signed.

c.
The rental shall be paid monthly prior to the 10th day of each month. If Party B delays the payment, Party B has the right to offset the security deposit as rental. When the security deposit is less than the rental for a month, Party B shall be considered to breach this agreement and Party A has right to terminate this agreement thereafter.

4.	Other agreed terms:

a.	Party A shall keep the business secret for Party B.

b.	Insurance should be conducted and undertaken by Party B.

c.	The rental is renewal and adjusted every year through negotiation according to the market price.

d.
In the lease period, if the agreement is unable to continue due to the overall plan of government or meat factory, Party A shall notify Party B two months in advance. The date of termination designated by Party A in the notice shall be considered as termination date of this agreement and Party A has right to depose the workshop.

e.	In case this agreement is unable to be executed due to force majeure during the lease term, both parties undertake no responsibilities.

f.	In case of anything not covered here, supplementary clauses will be formed which have the same effect as those in this agreement.

g.	This agreement is in four copies and each party holds two copies respectively.

Party A: Liuzhou Zhongye Machine Production Co., Ltd. (Seal and Stamp)
Representative: Xie Jianyun
Date: January 18th, 2011

Party B: Shenzhen ORB-FT New Materials Co., Ltd. (Seal and Stamp)
Representative:
Date: January 18th, 2011